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                                                                      EXHIBIT 5

                                  May 23, 1996


                                                                          MOV1.2


Movie Gallery, Inc.
739 W. Main Street
Dothan, Alabama  36301

     Re: Registration Statement on Form S-8
         ----------------------------------

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") of Movie Gallery, Inc. (the "Company"), and the exhibits filed in connection therewith, which you are filing with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 1,000,000 shares of the Company's Common Stock, par value $0.001 per share ("Common Stock") issuable under the Company's 1994 Stock Plan (the "Plan").

     For purposes of this opinion, we have examined such matters of law and originals, or copies certified or otherwise identified to our satisfaction, of the Plan and of such documents, corporate records and other instruments relating to the adoption and implementation of the Plan as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material factual matters contained therein which were not independently established.

     Based on the foregoing examination, we are of the opinion that the shares of Common Stock issuable upon exercise of stock options granted pursuant to the Plan are duly authorized and, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     We consent to the use of our name under Part II, Item 5 of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of said Act.

                                      Very truly yours,

                                      s/ Troy & Gould
                                         Professional Corporation

                                      TROY & GOULD
                                      Professional Corporation